SMSC ANNOUNCES THIRD QUARTER FISCAL 2008 RESULTS

Third Quarter Earnings Up Sharply From Prior Year

HAUPPAUGE, N.Y., December 19, 2007 - SMSC (Nasdaq: SMSC) today announced third quarter fiscal 2008 sales and revenues of $104.7 million, a 6.7% increase from the $98.1 million reported in last fiscal year’s third quarter. On a GAAP basis, third quarter fiscal 2008 net income was $8.7 million, an increase of 81% from $4.8 million in the same period last year, and net income per diluted share was $0.36 versus $0.21 in the third quarter of fiscal 2007.

SMSC also presents non-GAAP financial measures to provide additional insight into underlying operating performance on a comparable basis. Non-GAAP measures exclude charges and credits for Stock Appreciation Rights (SARs) and stock options as recorded pursuant to SFAS 123R, and the amortization of acquired intangible assets. On a non-GAAP basis, for the three months ended November 30, 2007, net income was $12.8 million, an increase of 37% from $9.3 million in the same period last year, and net income per diluted share was $0.53 as compared to $0.40 last year.

Third quarter fiscal 2008 GAAP and non-GAAP earnings include an additional $1.3 million tax expense (or $0.05 net income per diluted share) and an additional $0.6 million in unrealized foreign exchange losses ($0.4 million net of tax, or $0.02 net income per diluted share) associated with the prior quarterly periods dating back to the first quarter of fiscal 2007.

Third quarter sales and revenues in the Consumer Electronics & Infotainment, Mobile & Desktop PC and Industrial & Other markets were $42.9 million, $42.8 million and $19.0 million, or 41%, 41% and 18% of total sales and revenues, respectively.

Cash and short-term investments at November 30, 2007 were $190.6 million, up from $181.7 million as of August 31, 2007, and the company has no bank debt. During the quarter the company repurchased 482 thousand shares of common stock for $17.9 million.

Steven J. Bilodeau, Chairman and Chief Executive Officer, said, “Revenues for the third quarter, typically our strongest period due to holiday sales of PCs and consumer electronics devices, exceeded prior expectations. In fact, this quarter marked a new high for SMSC’s semiconductor sales. Product margins also climbed to record levels, and combined with prudently managing operating expenses, allowed SMSC to increase non-GAAP operating margins to 19.7%, well ahead of our goal of 17% for the third quarter.

“Our outlook for the fourth quarter has not changed from what we articulated in our last earnings update. While we expect a normal seasonal sales decline in SMSC’s fourth quarter, our financial metrics should continue to show significant improvement from the prior year’s quarter due to the execution of our margin expansion initiative. And lastly, we remain on-track to deliver an approximately 5 percentage point improvement in gross margin for the full fiscal 2008 versus fiscal 2007. In our view, this is a huge accomplishment for the SMSC team.”

A management teleconference to discuss third quarter results, the outlook for the fourth quarter and an update on SMSC’s business model is scheduled for Wednesday, December 19th at 5:00 P.M. ET. Sales and revenues in the fiscal fourth quarter are expected to be in the range of $94 to $97 million and earnings per diluted share are expected to be in the range of $0.46 to $0.49. Guidance is presented on a non-GAAP basis only, given that the GAAP basis charges for equity-based compensation related to SARs cannot be projected reasonably. Slide presentation materials containing additional disclosure regarding results and future earnings expectations, and a link to a webcast of the teleconference will be accessible from the investor relations section of SMSC’s website at www.smsc.com.

Use of Non-GAAP Financial Information:
Included within the press release are non-GAAP financial measures that supplement the Company’s Consolidated Statements of Operations prepared under generally accepted accounting principles (GAAP). These non-GAAP financial measures adjust the Company’s actual results prepared under GAAP to exclude certain charges. In the schedules attached to this press release, the non-GAAP measures have been reconciled to and should be considered together with the Consolidated Statements of Operations. Reconciliations of GAAP to non-GAAP measures for the period for the current and prior fiscal year are provided in schedules accompanying this release.

These non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The Company’s management believes that this information assists in evaluating operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate SMSC’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

Forward Looking Statements:
SMSC’s quarterly results of operations have not been audited by the Company’s independent accountants. Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These uncertainties may cause our actual future results to be materially different from those discussed in forward-looking statements. Our risks and uncertainties include the timely development and market acceptance of new products; the impact of competitive products and pricing; our ability to procure capacity from our suppliers and the timely performance of their obligations, the effects of changing economic conditions domestically and internationally and on our customers; our relationships with and dependence on customers and growth rates in the personal computer, consumer electronics and embedded and automotive markets and within our sales channel; changes in customer order patterns, including order cancellations or reduced bookings; the effects of tariff, import and currency regulation; potential or actual litigation; and excess or obsolete inventory and variations in inventory valuation, among others. In addition, SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand.

Our forward looking statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such statements are subject to change, and the Company does not undertake to update such statements, except to the extent required under applicable law and regulation. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company’s reports filed with the SEC. Investors are advised to read the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled “Other Factors That May Affect Future Operating Results” or “Risk Factors” for a more complete discussion of these and other risks and uncertainties.

About SMSC:
Many of the world’s most successful global technology companies rely upon SMSC as a go-to resource for semiconductor system solutions that span analog, digital and mixed-signal technologies. Leveraging substantial intellectual property, integration expertise and a comprehensive global infrastructure, SMSC solves design challenges and delivers performance, space, cost and time-to-market advantages to its customers. SMSC’s application focus targets key vertical markets including consumer electronics, automotive infotainment, PC and industrial applications. The Company has developed leadership positions in its select markets by providing application specific solutions such as mixed-signal embedded controllers, non-PCI Ethernet, ARCNET, MOST and Hi-Speed USB.

SMSC is headquartered in Hauppauge, New York with operations in North America, Asia and Europe. Engineering design centers are located in Arizona, New York, Texas and Karlsruhe, Germany. Additional information is available at www.smsc.com.

SMSC is a registered trademark of Standard Microsystems Corporation.

Contact:
Carolynne Borders
Director of Corporate Communications
Phone: 631-435-6626
Fax: 631-273-5550
carolynne.borders@smsc.com

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2007	2006	2007	2006
Sales and revenues	$104,678	$98,064	$283,747	$280,872
Costs and expenses:
Costs of goods sold	49,441	51,953	136,171	149,226
Research and development	18,570	17,565	54,751	49,875
Amortization of intangible assets	1,694	1,592	4,987	4,752
Selling, general and administrative	20,737	20,919	62,600	53,131

Income from operations	14,236	6,035	25,238	23,888
Interest income	2,039	1,162	5,105	3,481
Interest expense	(98)	(54)	(272)	(198)
Other expense, net	(1,563)	(236)	(1,279)	(40)

Income before provision for income taxes	14,614	6,907	28,792	27,131
Provision for income taxes	5,906	2,088	7,601	7,952

Net income	$8,708	$4,819	$21,191	$19,179

Basic net income per share:	$0.38	$0.22	$0.92	$0.87

Diluted net income per share:	$0.36	$0.21	$0.88	$0.83

Weighted average common shares outstanding:
Basic	23,041	22,133	22,959	21,966
Diluted	24,131	23,368	24,038	23,153

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

	November 30,	February 28,
	2007	2007
Assets
Current assets:
Cash and cash equivalents	$37,691	$36,255
Short-term investments	152,934	123,768
Accounts receivable, net	56,268	48,014
Inventories	46,843	50,873
Deferred income taxes	19,681	19,312
Other current assets	11,445	8,751

Total current assets	324,862	286,973

Property, plant and equipment, net	59,455	58,020
Goodwill	104,511	98,259
Intangible assets, net	38,260	40,256
Deferred income taxes	2,574	7,094
Other assets	3,291	3,037

Total assets	$532,953	$493,639

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$31,864	$25,617
Deferred income on shipments to distributors	17,174	12,752
Accrued expenses, income taxes and other liabilities	33,885	36,378

Total current liabilities	82,923	74,747

Deferred income taxes	8,558	10,100
Other liabilities	13,065	16,850

Shareholders’ equity:
Preferred stock	—	—
Common stock	2,611	2,511
Additional paid-in capital	305,918	276,701
Retained earnings	162,336	139,657
Treasury stock, at cost	(59,270)	(32,038)
Accumulated other comprehensive income	16,812	5,111

Total shareholders’ equity	428,407	391,942

Total liabilities and shareholders’ equity	$532,953	$493,639

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures
(in thousands, except per share amounts)

	Three Months Ended November 30,
	2007	2006
Income from operations – GAAP basis (a)	$14,236	$6,035
Non-GAAP adjustments:
Stock-based compensation included in: (b)
Costs of goods sold	410	462
Research and development	2,789	1,716
Selling, general and administrative	1,445	2,776

	4,644	4,954
Amortization of intangible assets (c)	1,694	1,592

Income from operations – non-GAAP basis (d)	$20,574	$12,581

Net income – GAAP basis	$8,708	$4,819
Non-GAAP adjustments (as scheduled above)	6,338	6,546
Tax effect of non-GAAP adjustments (e)	(2,282)	(2,073)

Net income – non-GAAP basis	$12,764	$9,292

GAAP Net income per share – diluted	$0.36	$0.21

Non-GAAP Net income per share – diluted (f)	$0.53	$0.40

Management believes that non-GAAP financial measures assist it in evaluating operational trends, financial performance, and cash generating capacity, and that these non-GAAP measures allow investors to evaluate SMSC’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

(a) 13.6% and 6.2% of total sales and revenues, respectively.

(b)	To eliminate compensation expense for Stock Appreciation Rights (“SARs”) and stock options as recorded under GAAP applicable in each period presented. Cash paid in connection with exercises of SARs totaled $4,613k and $3,039k, in the three month periods ended November 30, 2007 and 2006, respectively. The Company does not include charges related to restricted stock awards in these non-GAAP adjustments, as they are issued primarily in connection with the Company’s annual employee incentive compensation program.

(c)	To eliminate the amortization of intangible assets acquired in the fiscal 2006 acquisition of OASIS and the fiscal 2003 acquisition of Gain Technology Corporation.

(d)	19.7% and 12.8% of total sales and revenues, respectively.

(e)	To adjust the provision for income taxes related to the adjustments described in notes (b) and (c) above, based on applicable incremental tax rates.

(f)	Computed using average number of GAAP-equivalent diluted shares outstanding for each period presented.

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures
(in thousands, except per share amounts)

	Nine Months Ended November 30,
	2007	2006
Income from operations – GAAP basis (a)	$25,238	$23,888
Non-GAAP adjustments:
Stock-based compensation included in: (b)
Costs of goods sold	1,358	255
Research and development	6,390	2,382
Selling, general and administrative	7,118	2,399

	14,866	5,036
Amortization of intangible assets (c)	4,987	4,752

Income from operations – non-GAAP basis (d)	$45,091	$33,676

Net income – GAAP basis	$21,191	$19,179
Non-GAAP adjustments (as scheduled above)	19,853	9,788
Tax effect of non-GAAP adjustments (e)	(7,147)	(3,151)

Net income – non-GAAP basis	$33,897	$25,816

GAAP Net income per share – diluted	$0.88	$0.83

Non-GAAP Net income per share – diluted (f)	$1.41	$1.12

Management believes that non-GAAP financial measures assist it in evaluating operational trends, financial performance, and cash generating capacity, and that these non-GAAP measures allow investors to evaluate SMSC’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

(a) 8.9% and 8.5% of total sales and revenues, respectively.

(b)	To eliminate compensation expense for Stock Appreciation Rights (“SARs”) and stock options as recorded under GAAP applicable in each period presented. Cash paid in connection with exercises of SARs totaled $6,035K and $3,084k, in the nine month periods ended November 30, 2007 and 2006, respectively. The Company does not include charges related to restricted stock awards in these non-GAAP adjustments, as they are issued primarily in connection with the Company’s annual employee incentive compensation program

(c)	To eliminate the amortization of intangible assets acquired in the fiscal 2006 acquisition of OASIS and the fiscal 2003 acquisition of Gain Technology Corporation.

(d)	15.9% and 12.0% of total sales and revenues, respectively.

(e)	To adjust the provision for income taxes related to the adjustments described in notes (b) and (c) above, based on applicable incremental tax rates.

(f) Computed using average number of GAAP-equivalent diluted shares outstanding for each period presented.